Exhibit 99.1
Krispy Kreme Advances Turnaround to Drive Capital-Light Growth Through Refranchising
WKS Restaurant Group increases stake in Western U.S. joint venture and expands footprint
Unison Capital acquires Japan operations
Net cash proceeds from both transactions to be used for debt paydown
CHARLOTTE, NC (March 24, 2026) – Krispy Kreme, Inc. (NASDAQ: DNUT) (“Krispy Kreme”, “KKI”, or the “Company”) today announced continued progress on its turnaround plan to deleverage the balance sheet and drive sustainable, profitable growth through refranchising, a key component of the plan.
WKS Restaurant Group Increases Stake in Western U.S. Joint Venture and Expands Footprint
On March 23, 2026, Krispy Kreme completed a transaction with its joint venture partner, WKS Restaurant Group (“WKS”), to increase WKS’s ownership stake in the Western U.S. joint venture from 45% to 80% and expand the joint venture’s footprint. The total amount payable to the Company in connection with the transaction is approximately $90 million with approximately $50 million of cash to the Company at closing, which it expects to use to reduce debt, and a note payable over time. Further details are available in the Company’s Form 8-K to be filed with the Securities and Exchange Commission.
Following the transaction, the joint venture added 23 shops in California and Hawaii that were previously operated by the Company. This is in addition to the joint venture’s existing 50 shops across the Western U.S. and approximately 1,000 fresh delivery locations with strategic partners such as Kroger, Target, and Walmart. The joint venture has further agreed to develop additional shops and plans to expand Krispy Kreme’s fresh delivery footprint over the next several years.
“Our long-standing partnership with WKS has been key to Krispy Kreme’s growth in the Western U.S. This transaction advances our strategy to drive sustainable, profitable growth through capital-light refranchising while further reducing our leverage,” said Krispy Kreme CEO Josh Charlesworth.
“We are excited to expand our partnership with Krispy Kreme. By increasing our ownership stake and meaningfully expanding the joint venture’s footprint, we are reinforcing our confidence in the brand and positioning the business to accelerate development across the Western U.S.,” said WKS Restaurant Group President & Chief Executive Officer Roland Spongberg.
Unison Capital Acquires Japan Operations
On March 2, 2026, the Company also closed on its previously disclosed agreement for Unison Capital, Inc. to purchase the Company’s operations in Japan. Cash proceeds from this transaction were nearly $70 million and were used to pay down debt, after transaction-related fees and expenses.
About WKS Restaurant Group
Headquartered in Cypress, CA, WKS Restaurant Group was founded by Roland Spongberg in 1987 with one restaurant and one brand. Today, with the help of very talented and dedicated team members in the restaurants and support center, WKS has grown to four brands (Wendy’s, Denny’s, El Pollo Loco, and Krispy Kreme) operating in 19 states with 10,000+ employees. WKS is in the “business of serving others” and emphasizes a people-first culture focused on accountability, diversity, and continuous improvement. Connect with WKS Restaurant Group at www.wksusa.com.

About Krispy Kreme
Headquartered in Charlotte, NC, Krispy Kreme is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in more than 40 countries through its unique network of fresh doughnut shops, partnerships with leading retailers, and a rapidly growing digital business. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities and the planet. Connect with Krispy Kreme Doughnuts at www.KrispyKreme.com, or on one of its many social media channels, including www.Facebook.com/KrispyKreme and www.X.com/KrispyKreme.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with relation to our business, prospects, future plans and strategies, and growth. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “plan,” “expect,” “continue,” “will,” or comparable terminology. Forward-looking statements are not a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Many factors could cause our actual results to differ materially from those contained in forward-looking statements including, without limitation: food safety issues, including risks of food-borne illnesses, tampering, contamination, and cross-contamination; impacts from any material failure, inadequacy, or interruption of our information technology systems, including breaches or failures of such systems or other cybersecurity or data security-related incidents; our ability to execute our business strategy, including our turnaround plan and growth through international development with strategic partners and profitable expansion of our fresh delivery and digital channels; our ability to realize the anticipated benefits from past or potential future strategic transactions (including refranchising); failure by our franchisees, subfranchisees, or third-party service providers to operate effectively and in compliance with our standards and applicable law; any harm to our reputation or brand image; negative impacts on our business due to changes in consumer spending habits, consumer preferences, or demographic trends; our ability to open new and maintain existing shops and points of access both domestically and internationally; disruptions to our and our franchisees’ supply chain, including the loss of or failure to perform by single-source or limited suppliers, vendors, distributors, or manufacturers; our significant indebtedness and our ability to meet the financial and other covenants under our credit facilities; changes in the cost of raw materials and other commodities, including due to import and export requirements (including tariffs), inflation, or foreign exchange rates; our ability to recruit and retain key personnel; adverse regulatory actions or publicity concerning food or occupational safety, food quality, health, and other issues or regulatory investigations, enforcement actions, or material litigation; and other risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 28, 2025, filed by us with the Securities and Exchange Commission (the “SEC”) and in other filings we make from time to time with the SEC. These forward-looking statements are made only as of the date of this document, and we undertake no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events, or otherwise, except as may be required by law.
Category: Financial News
Investor Relations and Media
ICR for Krispy Kreme, Inc.
krispykreme@icrinc.com
Source: Krispy Kreme